Exhibit 26(n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment to Registration Statement No. 333-144503 of the COLI VUL- 2 Series Account of Great-West Life & Annuity Insurance Company of New York (the "Company") on Form N-6 of our report dated April 13, 2020 relating to the statutory-basis financial statements of the Company, appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the references to us as experts under the heading "Independent Registered Public Accounting Firm" in the Prospectus and in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

April 17, 2020